UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	001-09225	41-0268370
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective April 19, 2006, Albert P.L. Stroucken, Chief Executive Officer, President and Chairman of the Board of Directors of H.B. Fuller Company (the “Company”), adopted a prearranged stock trading plan (the “Plan”) to sell a portion of his Company stock over time. The Plan was adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, and the Company’s policies regarding insider transactions.

Rule 10b5-1 plans permit directors and officers who are not in possession of material, non-public information to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time. Once the plan is in place, the director or officer may not retain or exercise any discretion over trading under the plan, although the director or officer may later amend or terminate the plan under certain circumstances. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to limitations set forth in the plan.

Pursuant to the Plan, Mr. Stroucken has instructed Citigroup Global Markets Inc., acting through its Smith Barney Division, as broker, to exercise certain of Mr. Stroucken’s employee stock options specified in the Plan representing up to 226,718 shares of the Company’s common stock beginning in April, 2006, and then sell the acquired shares. The Plan is scheduled to terminate on April 27, 2007.

Any transactions under the Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on the Investor Relations section of the Company’s website: www.hbfuller.com.

By filing this Current Report on Form 8-K, the Company does not undertake any obligation, except as required by law, to report the establishment of future Rule 10b5-1 plans by Mr. Stroucken or other directors or officers of the Company, or to report modifications, terminations, transactions or other activities under such plans.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 21, 2006

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan
General Counsel and Corporate Secretary

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